Exhibit 10.1

PURCHASE AGREEMENT
     This PURCHASE AGREEMENT (the “Agreement”) is made this 31st day of December, 2005 by and among Opinion Research Corporation, a Delaware corporation (“Seller”), ProTel Marketing, Inc., an Illinois corporation (“Purchaser”), Ruth Wolf (“Ruth”) and Allen Wolf (“Allen”).
BACKGROUND
     WHEREAS, Seller owns 100% of the issued and outstanding membership interest (the “Membership Interest”) of ORC ProTel, LLC, a Delaware limited liability company (the “Company”);
     WHEREAS, the Company has been operated as a wholly owned subsidiary of Seller;
     WHEREAS, Ruth is currently the Chief Executive Officer of the Company, and Allen is currently the President of the Company;
     WHEREAS, Ruth is a shareholder, director and President and CEO of Purchaser, and Allen is a director and Secretary/Treasurer of Purchaser; and
     WHEREAS, Purchaser desires to purchase the Membership Interest from Seller and Seller desires to sell and assign the Membership Interest to Purchaser on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF MEMBERSHIP INTEREST; PAYMENT; CLOSING
     1.1 Acquisition of Membership Interests. At the Closing (as hereinafter defined), Seller shall convey, transfer and assign to Purchaser, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and Purchaser shall accept from the Seller, all of the Membership Interest.
     1.2 Aggregate Payment.
          (a) In consideration of the sale, conveyance, transfer and assignment of the Membership Interest to Purchaser, Purchaser shall pay to Seller twenty-three percent (23%) of the Company’s “Revenues” in excess of an annual “Base Amount,” as such terms are defined below, during the Company’s five fiscal years following the date of this Agreement (the “Aggregate Payment”), commencing with the fiscal year ending December 31, 2006 and continuing until the fiscal year ending December 31, 2010 (the “Payment Period”). The Aggregate Payment shall be payable within 60 calendar days after the end of each fiscal quarter during the Payment Period as follows:

     (i) with respect to the first fiscal quarter of each fiscal year during the Payment Period, Purchaser shall pay to Seller an amount, if such amount is greater than zero, equal to 23% multiplied by the difference of (x) the Company’s Revenues during such fiscal quarter, less (y) the product of the Base Amount multiplied by 0.25 (the “First Quarter Payment”);
     (ii) with respect to the second fiscal quarter of each fiscal year during the Payment Period, Purchaser shall pay to Seller an amount, if such amount is greater than zero, equal to the difference of (x) 23% multiplied by the difference of (I) the Company’s Revenues during the first and second quarters of such fiscal year, less (II) the product of the Base Amount multiplied by 0.5, less (y) the First Quarter Payment, if any (the “Second Quarter Payment”);
     (iii) with respect to the third fiscal quarter of each fiscal year during the Payment Period, Purchaser shall pay to Seller an amount, if such amount is greater than zero, equal to the difference of (x) 23% multiplied by the difference of (I) the Company’s Revenues during the first, second and third fiscal quarters of such fiscal year, less (II) the product of the Base Amount multiplied by 0.75, less (y) the sum of the First Quarter Payment and the Second Quarter Payment, if any (the “Third Quarter Payment”); and
     (iv) with respect to the fourth fiscal quarter of each fiscal year during the Payment Period, Purchaser shall pay to Seller an amount, if such amount is greater than zero, equal to the difference of (x) 23% multiplied by the difference of (I) the Company’s Revenues during such fiscal year, less (II) the Base Amount for such fiscal year, less (y) the sum of the First Quarter Payment, the Second Quarter Payment and the Third Quarter Payment, if any (the “Fourth Quarter Payment”; each of the First Quarter Payment, the Second Quarter Payment, the Third Quarter Payment and the Fourth Quarter Payment is referred to herein as a “Payment,” and collectively they are referred to as the “Payments”).
          (b) For purposes of this Agreement, “Revenues” shall have the meaning assigned to such term by generally accepted accounting principles in the United States (“GAAP”).
          (c) For purposes of this Agreement, “Base Amount” shall have the following meanings: (i) for the fiscal year ending December 31, 2006, the Base Amount shall be $8,400,000; (ii) for each of the fiscal years ending December 31, 2007, 2008, 2009 and 2010, the Base Amount shall be an amount equal to the sum of (x) $7,367,000, as adjusted effective as of January 1 of each year to account for any increase or decrease in the Consumer Price Index CPI-U, US City Average, not seasonally adjusted, All Items, 1982-84 = 100, as published by the Bureau of Labor Statistics (“CPI-U”), for January of such year compared to January of the base year of 2006, plus (y) $1,033,000.
          (d) In the event that the calculation with respect to a fiscal quarter pursuant to Subsections 1.2(a)(ii)-(iv) yields a result that is less than zero (the amount by which such result is less than zero is referred to as the “Refund Amount”), Seller shall pay to Purchaser an amount equal to such Refund Amount (a “Refund Payment”) in U.S. Dollars within 60 calendar days after the end of such fiscal quarter; provided, however, that in no event shall Seller be liable to Purchaser for any Refund Payment to the extent that the Refund Amount exceeds the aggregate amount of prior Payments of Purchaser with respect to the fiscal year in which such calculation is made. Past due Refund Payments shall accrue interest at an annual rate of 2% over the “Prime Rate” as reported on the due date in question in the Wall Street Journal.
          (e) The following example is for illustrative purposes only and is not necessarily indicative of actual or predicted results. Assume that the CPI-U for January 2006 is 195.2, and for January 2009 is 226.0. Also assume that Company’s Revenues for 2009 were as follows: First Quarter = $2,300,000; Second Quarter = $2,500,000; Third Quarter = $2,600,000; and Fourth Quarter = $1,000,000
(1)	The Base Amount applicable to 2009 is $9,562,416, calculated as follows:
$7,367,000 + [$7,367,000 x (226.0 – 195.2)/195.2] + $1,033,000 = $9,562,416
(2)	The First Quarter Payment for 2009 is $0, calculated as follows:
23% x [$2,300,000 – ($9,562,416 x 0.25)] = <$20,839>, but the First Quarter Payment cannot be less than $0, and no Refund Payment is due because no Refund Payment is permitted with respect to the First Quarter Payment for any fiscal year, under Section 1.2(d) above.
(3)	The Second Quarter Payment for 2009 is $4,322, calculated as follows:
23% x [($2,300,000 + $2,500,000) – ($9,562,416 x 0.5)] – $0 = $4,322
(4)	The Third Quarter Payment for 2009 is $48,161, calculated as follows:
23% x [($2,300,000 + $2,500,000 + $2,600,000) – ($9,562,416 x 0.75)] – $0 – $4,322 = $48,161
(5)	The Fourth Quarter Payment for 2009 is $0, and the Refund Payment for the Fourth Quarter for 2009 is $52,483, calculated as follows:
23% x [($2,300,000 + $2,500,000 + $2,600,000 + $1,000,000) – $9,562,416] – $0 – $4,322 – $48,161 = <$319,839>, but the Fourth Quarter Payment cannot be less than $0.
     The Refund Amount is $319,839. The Refund Payment is equal to such Refund Amount, but cannot exceed the aggregate amount of all prior Payments with respect to 2009 ($0 + $4,322 + $48,161 = $52,483). The Refund Payment is therefore $52,483.

     1.3 Payment and Reports.
          (a) Payment. Each Payment shall be made in United States Dollars by wire transfer, pursuant to wire transfer instructions attached as Exhibit A.
          (b) Reports. For each fiscal quarter during the Payment Period, commencing with the fiscal quarter ending March 31, 2006 and continuing until the fiscal quarter ending December 31, 2010, Purchaser shall furnish Seller with financial statements of the Company with respect to each such fiscal quarter. Such financial statements shall be delivered to Seller within 45 calendar days after the end of each fiscal quarter during the Payment Period. All financial statements of the Company delivered to Seller shall comply with generally accepted accounting principles, consistently applied, except that interim quarterly financial statements may lack normal year-end adjustments and notes. Financial statements for each fiscal year shall be provided by a reputable independent certified public accounting firm. The receipt or acceptance by Seller of any of the financial statements of the Company furnished pursuant to this Agreement or of any payments made hereunder (or the receipt of any wires paid hereunder) shall not preclude Seller from questioning the accuracy or sufficiency of any Payment at any time, and in the event that any inconsistencies or mistakes are discovered in such financial statements or payments, they shall immediately be rectified and the appropriate payment made by Purchaser, together with interest on any overdue payments at an annual rate of 2% over the “Prime Rate” as reported on the due date in question in the Wall Street Journal. In addition, (a) within 15 calendar days following the end of each of the Company’s fiscal quarters during the Payment Period, Purchaser shall inform Seller, in verbal or written form, of its estimate of the Revenues of the Company during such completed fiscal quarter, and (b) within 20 calendar days following the end of each of the Company’s fiscal quarters during the Payment Period, Purchaser shall deliver to Seller a written report which sets forth the Revenues of the Company during such completed fiscal quarter.
          (c) Records. Purchaser shall cause the Company to maintain at its expense detailed, accurate, full and complete records and books of account at the Company’s headquarters, and Seller and its duly authorized representatives shall have the right, once during each calendar year, during normal business hours and no later than five calendar days from written notice, to examine and/or audit such records and books of account and all other documents and materials in the possession or under the control of Purchaser relating or pertaining to the subject matter or provisions of this Agreement and to make copies and/or extracts therefrom. In the event that Seller’s duly authorized representatives shall discover a deficiency in any Payment of ten percent (10%) or more by any such examination and/or audit, (i) Purchaser shall pay to Seller the cost of such examination and/or audit, including, but not limited to, legal and accounting fees of advisors retained by Seller, and (ii) Seller shall have an additional right to examine and/or audit the books and records once during the six months following the original examination and/or audit. Purchaser shall cause the Company to keep all such books of account and records available to Seller for at least two years following the end of the Payment Period.

     1.4 Closing.
          (a) The Closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of the Seller’s counsel, Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, PA, as of December 31, 2005, or at such other place, date and time as shall be agreed to between Seller and Purchaser. The date and time of Closing is sometimes herein called the “Closing Date.”
          (b) At the Closing,
               (i) Seller shall deliver to Purchaser: (1) a bill of sale transferring and assigning the Membership Interest to Purchaser, (2) resignations of John F. Short, Douglas L. Cox and Kevin P. Croke as officers and directors of the Company in the form attached as Exhibit B, (3) a Release in the form attached as Exhibit C, (4) proof of payment or complete and final releases of all indebtedness for borrowed money of the Company in form reasonably satisfactory to Purchaser and its counsel, and (5) an opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel for Seller, in the form attached as Exhibit D; and
               (ii) Purchaser shall deliver to Seller: (1) resignations of Ruth and Allen as officers of Opinion Research Corporation in the form attached as Exhibit E, (2) a Personal Guaranty executed by Allen and Ruth in the form attached hereto as Exhibit F (the “Guaranty”), (3) a Release in the form attached as Exhibit G, and (4) an opinion of Eckhart Kolak LLC, counsel for Purchaser, in the form attached as Exhibit H.
     1.5 Working Capital. If the “Working Capital,” as such term is defined below, of the Company as of the Closing Date (the “Closing Date Working Capital”) exceeds $370,000 (the “Base Working Capital”), Purchaser shall pay to Seller an amount equal to the Closing Date Working Capital less the Base Working Capital (the “Excess Working Capital Amount”). The Excess Working Capital Amount shall be payable on or prior to June 30, 2006 in United States Dollars by wire transfer to Seller in accordance with the instructions set forth on Exhibit A hereto. Payment of the Excess Working Capital Amount, if applicable, shall be separate and apart from, and in addition to, any Payment of the Aggregate Payment under Sections 1.2 and 1.3 of this Agreement. For purposes of this Agreement, “Working Capital” shall have the meaning assigned to such term by GAAP.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser as follows:
     2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and lease its properties and assets and to conduct its business as now conducted. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in the following states: Illinois, Kansas and Ohio. Such states constitute all jurisdictions where the nature of the activities conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business of the Company. Seller has delivered to Purchaser prior to Closing correct and complete copies of the following respecting the Company: (a) articles or certificate of organization; (b) operating agreement; (c) minutes of meetings, record of actions taken by written consent or otherwise without a meeting of either the members or managers; (d) membership interest register or ledger; and (e) any amendment to any of the foregoing up to and including the Closing Date. The Company has full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under contracts binding upon it.
     2.2 Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement have been duly authorized by all requisite corporate action, and this Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.
     2.3 No Violation. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by the Seller will not, except as has been waived or approved in writing by lenders under Seller’s credit facilities, conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) or accelerate the maturity or performance of, or cancel, terminate or modify any of the terms, conditions or provisions of (a) any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which Seller is a party or by which Seller or any of its assets may be bound or affected, (b) any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, (c) any applicable law, rule or regulation, (d) the Articles of Incorporation, By-laws, shareholder resolutions or board of directors resolutions of Seller, or (e) the Certificate of Formation, Operating Agreement, member resolutions, or board of directors resolutions of the Company.
     2.4 Title; Liens and Encumbrances on Membership Interest. The authorized capital of the Company consists solely of 100% of the Membership Interest. Seller is the lawful owner, both beneficially and of record, of the Membership Interest, and at the Closing Seller shall convey the Membership Interest free and clear of all liens, encumbrances and restrictions of every kind. The Membership Interest represents all of the securities of the Company owned by Seller. All of the outstanding membership interests or other equity securities of Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no options, contracts, or agreements relating to the issuance, sale, or transfer of any membership interests, equity securities, or other securities of Company. None of the outstanding membership interests, equity securities or other securities of the Company was issued in violation of the Securities Act of 1933, as amended.
     2.5 Government Approvals. No consent, approval or authorization of, or registration or filing with, any governmental authority or other regulatory agency is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     2.6 Taxes. Seller has accurately prepared, in all material respects, and filed, or has caused the Company to accurately prepare, in all material respects, and file, all federal, state and municipal tax returns and tax reports required to be filed by the Company on or prior to the Closing Date, and has paid all taxes, assessments, fees and charges when and as due under such returns, or otherwise. No audit, deficiency assessment or proposed adjustment of any of the Company’s tax returns is pending, or to the knowledge of Seller, threatened. For purposes of this Agreement, “knowledge of Seller” means the actual present knowledge on the Closing Date, without investigation, of John F. Short, Douglas L. Cox or Kevin P. Croke.
     2.7 Broker or Finder. No Person acting on behalf of Seller or under the authority of Seller is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.
     2.8 Employment Agreements. Seller has not entered into any individual employment, termination, retirement or severance agreement with any employee of the Company other than Ruth and Allen.
     2.9 Liens and Encumbrances on Assets and Properties. To the knowledge of Seller and except as set forth on Exhibit I attached hereto, there is no encumbrance, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, on any of the assets or properties of the Company.
     2.10 Debt. To the knowledge of Seller, as of the date hereof, the Company is obligated for Debt (as such term is defined below) only to Citizen’s Bank of Pennsylvania, First Horizon Bank and The Royal Bank of Scotland PLC. For purposes of this Agreement, the term “Debt” means, with respect to the Company, (a) all obligations of the Company for borrowed money; (b) all obligations of Company evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of Company for the deferred purchase price of property or services (other than accounts payable and accrued expenses arising in connection with the normal operations of Company); (d) all obligations of Company secured by a security interest, mortgage, pledge, lien, hypothecation, claim, charge, encumbrance, title retention agreement, lessor’s interest under any lease of property which is capitalized on the statement of financial position of Company (prepared in accordance with GAAP), or similar interest in any Property of Company (whether or not Company has assumed the Debt or obligations secured thereby); (e) all obligations of Company under any lease of property which is capitalized on the statement of financial position of Company (prepared in accordance with GAAP); (f) all indebtedness of any other persons or entities guaranteed by Company; and (g) all accounts payable or other obligations of any kind of Company which are payable to Seller, or to any person or entity which directly, or through one or more intermediaries, controls Seller, is controlled by Seller, or is under common control with Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER, RUTH AND ALLEN
     Purchaser hereby represents and warrants to Seller as follows:
     3.1 Representations of Purchaser.
          (a) Authorization by Purchaser. Purchaser has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.
          (b) Broker or Finder. No Person acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.
          (c) Securities Representations.
               (i) Purchaser is acquiring the Membership Interest for its own account for investment and not with a view toward resale or distribution;
               (ii) Purchaser is an “accredited investor,” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”);
               (iii) Purchaser acknowledges that it must bear the economic risk of an investment in the Membership Interest for an indefinite period of time and that there is no public market for the Membership Interest and it is not anticipated that one will develop; and
               (iv) Purchaser has had such an opportunity to obtain such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company and has consulted with its own advisers with respect to the investment in the Company, and Purchaser has reviewed and is familiar with the Company’s business, employees, financial condition and prospects, financial and otherwise.
          (d) No Warranties by Seller. Purchaser acknowledges that it is acquiring the Company “as-is” and that, except as otherwise specifically stated in this Agreement, Seller has not made and is not hereby making any representations or warranties with respect to Company’s business, employees, financial condition or prospects, financial or otherwise.

          (e) Ownership of Purchaser. Ruth owns 51% and Risa Kennedy (“Risa”) owns 49% of the issued and outstanding equity securities of Purchaser.
          (f) Debt. The Company is not obligated under any Debt which was originated or initiated at one of Company’s offices in Lansing, IL, Topeka, KS, St. John, MO, or Dayton, OH by Allen or Ruth or an employee of the Company who reports directly or indirectly to Allen or Ruth.
     3.2 Representations of Ruth and Allen. Ruth and Allen hereby represent and warrant to Seller as follows:
          (a) Authorization. Each of Ruth and Allen has all requisite power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by Ruth and Allen and constitutes the valid and binding obligation of Ruth and Allen, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.
          (b) Accredited Investor Status. Ruth is an “accredited investor,” as such term is defined in Regulation D under the Securities Act.
          (c) Liens and Encumbrances on Assets and Properties. To the knowledge of Ruth and Allen and except as set forth on Exhibit I attached hereto, there is no encumbrance, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, on any of the assets or properties of the Company. For purposes of this Agreement, “knowledge of Ruth and Allen” means the actual present knowledge on the Closing Date, without investigation, of Ruth or Allen.
ARTICLE IV
COVENANTS
     4.1 Covenants of Purchaser and Ruth and Allen.
          (a) Conduct of Business.
          (i) Unless (A) Seller otherwise consents in writing, or (B) Purchaser notifies Seller in writing of its decision to completely abandon the operation of the Company pursuant to a plan of dissolution or liquidation of the Company or in connection with the closure of all Company facilities and termination of all Company employees because the operation of the Company is not commercially viable, during the Payment Period Purchaser will conduct, and will cause the Company to conduct, the business of the Company in its ordinary and usual course, substantially consistent with past practice. Purchaser shall use its best efforts to conduct the Company’s business so as to maximize, to the extent commercially reasonable, the Aggregate Payment, and shall not take any action, or refrain from taking any action, the purpose of which is to deny Seller the benefit of the Aggregate Payment. During the Payment Period, the Company’s fiscal year shall end on December 31 of each year.
          (ii) Before and during the Payment Period, regardless of whether the operation of the Company has been abandoned, (A) the Purchaser agrees that it shall not engage in, own, operate or become a consultant to any business that competes with the Company or conducts any business that is conducted by or similar to the business conducted by the Company on the Closing Date or thereafter, and (B) each of Ruth and Allen agrees that he or she shall not engage in, own, operate or become an officer of, employee of or consultant to any business that competes with the Company or conducts any business that is conducted by or similar to the business conducted by the Company on the Closing Date or thereafter. Except as otherwise provided by this Section 4.1, during the Payment Period Purchaser shall cause the Company to maintain its status as a limited liability company in good standing under the laws of the State of Delaware.
          (b) Payment Upon Sale of Company. Upon a “Sale” of the Company at any time during the Payment Period, Purchaser, Ruth and Allen shall deliver or cause the Company to deliver to Seller one-half of all of the “net proceeds” of such transaction or transactions received by Purchaser, the Company, Ruth, Allen or any of their respective affiliates, whether paid at the closing of such transaction(s) or whether in the form of an earn-out or other deferred payment, when and as such net proceeds are paid to any such person or entity. For purposes of this Agreement, (i) “Sale” means the occurrence of any of the following: (A) any consolidation or merger of Purchaser or the Company in which Purchaser or the Company, as applicable, is not the continuing or surviving entity or pursuant to which the equity interests in Purchaser or the Company, as applicable, would be converted into cash, securities or other property, other than a merger of Purchaser or the Company, as applicable, in which Ruth, Risa or Purchaser, respectively, has the same proportionate ownership of equity interests of the surviving entity immediately after the merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, the assets of Purchaser or the Company, or the liquidation or dissolution of Purchaser or the Company, (C) any sale or transfer (in one transaction or a series of transactions) by Purchaser of a majority of the Membership Interest, (D) any sale or transfer (in one transaction or a series of transactions) by Ruth and/or Risa of a majority of the equity interest in Purchaser, or (E) the entering into of an agreement to do any of the foregoing; and (ii) “net proceeds” means all proceeds of a transaction less the amount of reasonable legal, accounting and brokerage fees, transfer taxes and filing or recording fees incurred in connection with the transaction.
          (c) Employment Contracts and Benefits. Purchaser agrees that following the Closing Date it will cause the Company to comply with the applicable terms and provisions of the employment, retirement, termination, severance and similar agreements and arrangements with employees of the Company that are in effect at the Closing Date.
     4.2 Covenants of Seller.
          (a) Options. Prior to the date hereof, Allen received options to purchase an aggregate of 1,000 shares of Seller’s common stock and Ruth received options to purchase 1,000 shares of Seller’s common stock and other employees of the Company received options to purchase an aggregate of 6,000 shares of Seller’s common stock (collectively, the “Options”). Seller shall, following the Closing and the resignation of Ruth and Allen as officers of Seller, honor the terms and conditions of the Options.
          (b) Cooperation Regarding Financing. Seller agrees to use commercially reasonable efforts to provide information regarding the Company as requested by Purchaser and the Company in connection with and reasonably related to the initial debt financing of the Company following the Closing.
          (c) Tax Returns. Seller will accurately prepare, in all material respects, and file all federal, state and municipal tax returns and tax reports required to be filed by the Company with respect to the Company’s fiscal year ending December 31, 2005, and Seller will pay all taxes, assessments, fees and charges when and as due under such returns.
          (d) Prohibition on Use of ProTel Name. Seller agrees that Seller shall not use and shall not permit any person or entity that directly, or through one or more intermediaries, controls Seller, is controlled by Seller, or is under common control with Seller, to use any name, tradename, trademark, or service mark that contains the words “ProTel”, “Protel”, “Pro-Tel”, or any similar variation.
          (e) List of Accounts Payable. Within 10 calendar days after the Closing, Seller shall deliver to Purchaser a list of the Company’s accounts payable (as such term is defined by GAAP) as of the Closing Date.

ARTICLE V
SURVIVAL OF COVENANTS, AGREEMENTS,
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     5.1 Survival. All covenants, agreements, representations and warranties made herein shall survive the Closing notwithstanding any due diligence or investigation conducted on behalf of any party and shall not merge in the performance of any obligation by any party hereto.
     5.2 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and its affiliates, directors and agents from and against any claim, loss or expense (including attorneys’ fees) arising out of (a) any breach by Purchaser, Ruth or Allen of any representation or warranty contained in this Agreement, (b) any default by Purchaser, Ruth or Allen in the performance of any of the covenants and agreements contained in this Agreement, or (c) the business or operations of the Company. Seller may, upon notice to Purchaser specifying in reasonable detail the basis for such set-off, set off any amount to which it may be entitled under this Section 5.2 against amounts otherwise payable by Seller under this Agreement. The exercise of such right of set-off by Seller in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Seller in any manner in the enforcement of any other remedies that may be available to it.
     5.3 Indemnification by Ruth and Allen. Ruth and Allen shall jointly and severally indemnify, defend and hold harmless Seller and its affiliates, directors and agents from and against any claim, loss or expense (including attorneys’ fees) arising out of (a) any breach by Ruth or Allen of any of their representations or warranties contained in this Agreement, (b) any default by Ruth or Allen in the performance of any of their covenants and agreements contained in this Agreement.
     5.4 Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser from and against any claim, loss or expense (including attorneys’ fees) arising out of (a) any breach by Seller of any representation or warranty contained in this Agreement, or (b) any default by Seller in the performance of any of the covenants and agreements contained in this Agreement. Purchaser may, upon notice to Seller specifying in reasonable detail the basis for such set-off, set off any amount to which it may be entitled under this Section 5.4 against amounts otherwise payable by Purchaser under this Agreement. The exercise of such right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.
ARTICLE VI
MISCELLANEOUS
     6.1 Specific Enforcement. The parties hereto acknowledge and agree that each would be irreparably damaged if any of the provisions of this Agreement are not performed by the other in accordance with their specific terms or are otherwise breached. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other parties and to enforce this Agreement and the terms and provisions thereof specifically against the other parties, in addition to any other remedy to which such aggrieved party may be entitled at law or in equity.
     6.2 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     6.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, except that neither Purchaser, Ruth nor Allen shall assign their rights hereunder without the prior written consent of Seller.
     6.4 Amendments. This Agreement may not be modified, amended, altered or supplemented except by a written agreement signed by Seller, Purchaser, Ruth and Allen. Any party may waive any condition to its obligations hereunder.
     6.5 Notices. Every notice or other communication required or contemplated by this Agreement to be given by a party shall be delivered either by (a) personal delivery, (b) courier mail, or (c) facsimile addressed to the party for whom intended at the following address:
     To Seller:
Opinion Research Corporation
600 College Road East, Suite 4100
Princeton, New Jersey 08540
Attention: John F. Short, Chairman, President and CEO
Facsimile No.: (609) 419-1830
With a copy (which shall not constitute notice) to:

Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, Pennsylvania 19103
Attention: David Gitlin, Esq.
Facsimile No.: (215) 405-3884
     To Purchaser:
ProTel Marketing, Inc.
17233 Continental Drive
Lansing, IL 60438
Attention: Ruth R. Wolf or Allen E. Wolf
Facsimile No.: (708) 418-7457
     With a copy (which shall not constitute notice) to:

Eckhart Kolak llc
55 W. Monroe Street, Suite 1925
Chicago, IL 60603
Attention: Raymond P. Kolak, Esq.
Facsimile (312) 236-0105
     To Ruth and Allen:
Ruth Wolf
Allen Wolf
c/o ProTel Marketing, Inc.
17233 Continental Drive
Lansing, IL 60438
Facsimile No.: (708) 418-7457
or at such other address as the intended recipient previously shall have designated by written notice to the other parties. Notice by courier mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent. All notices and other communications required or contemplated by this Agreement delivered in person or sent by facsimile shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery or at the time of confirmation, respectively. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.
     6.6 Integration. This Agreement (including any exhibits or appendices hereto) and other documents delivered pursuant hereto constitute the entire understanding of the parties with respect to the subjects hereof and thereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein with respect to any matter.
     6.7 Waivers. No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     6.8 Governing Law. This Agreement shall be exclusively governed by, construed in accordance with, and interpreted according to the substantive law of the State of Delaware without giving effect to the principles of conflict of laws.
     6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile transmission of an original signature shall be deemed to be an original signature.

     6.10 Cooperation. The parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.
     6.11 Section Headings and Captions. Section headings and captions used in this Agreement are provided for convenience only and shall not affect this Agreement’s meaning or interpretation.
     6.13 Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s-length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first set forth above.

OPINION RESEARCH CORPORATION

By:	/s/ Douglas L. Cox
Name:	Douglas L. Cox
Title:	Executive Vice President and
Chief Financial Officer

PROTEL MARKETING, INC.

By:	/s/ Ruth Wolf
Name:
Title:

With respect to Sections 3.2, 4.1, 5.1, 5.3 and Article VI of this Agreement only, the undersigned have duly executed this Agreement on the date first set forth above.

/s/ Ruth Wolf

Ruth Wolf

/s/ Allen Wolf

Allen Wolf